Exhibit 99.1

WATTS WATER TECHNOLOGIES ANNOUNCES

RETIREMENT OF KENNETH R. LEPAGE

AND SUCCESSION PROCESS

NORTH ANDOVER, Mass.--(BUSINESS WIRE)--Watts Water Technologies, Inc. (NYSE: WTS) today announced that Kenneth R. Lepage, General Counsel, Chief Compliance Officer and Chief Sustainability Officer, will retire effective March 31, 2027, following more than 23 years of service with the Company.

The Company is initiating a comprehensive search for Mr. Lepage’s successor. Mr. Lepage will continue to serve in his current roles through his retirement date and will support an orderly transition of his responsibilities.

Robert J. Pagano, Jr., Chief Executive Officer, President and Chairperson of the Board, commented: “On behalf of the Board of Directors and our executive leadership team, I want to thank Ken for his leadership, sound judgment and trusted counsel throughout his career at Watts. Ken has played a critical role in strengthening our governance, compliance, ethics and sustainability programs, and his integrity and deep knowledge of our business have made him a valued advisor to our Board, leadership team and colleagues around the world.”

Mr. Lepage stated: “It has been a privilege to serve Watts and to work alongside such talented colleagues, dedicated leaders and an exceptional Board of Directors. I am proud of what we have accomplished together and grateful for the trust and support I have received throughout my career. Watts has a strong culture, outstanding people and a bright future. I look forward to continuing to serve the Company over the coming months and supporting a successful transition.”

Watts Water Technologies, Inc., through its family of companies, is a global manufacturer headquartered in the USA that provides one of the broadest plumbing, heating, and water quality product lines in the world. Watts companies and brands offer innovative plumbing, heating, and water quality solutions for commercial, residential, and industrial applications. For more information, visit www.wattswater.com.

Contacts

Watts Water Technologies, Inc.
Ray Nash
Vice President, FP&A and Investor Relations

Email: investorrelations@wattswater.com